Exhibit 5.1

Barristers & Solicitors Patent & Trade-mark Agents McCarthy Tétrault	McCarthy Tétrault LLP P.O. Box 10424, Pacific Centre Suite 1300, 777 Dunsmuir Street Vancouver BC V7Y 1K2 Canada Telephone: 604 643-7100 Facsimile: 604 643-7900 mccarthy.ca
February 16, 2006

United States Securities and Exchange Commission
450-5th Street N.W.
Washington, D.C.
U.S.A. 20549
Dear Sirs and Mesdames:

Re:	Cardiome Pharma Corp.
Registration Statement on Form F-3
We are Canadian counsel to Cardiome Pharma Corp. (the “Corporation”), a corporation continued under the Canada Business Corporations Act.
We refer to the filing by the Corporation of the above-captioned Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the resale of an aggregate of 1,036,098 common shares without par value in the Corporation (the “Shares”) issued or issuable by the Corporation as described in the Registration Statement.
We have considered such questions of law and have examined and relied upon such records, certificates of public officials and officers of the Corporation and other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In examining such records, certificates and other documents, we have assumed (i) the genuineness of the signatures of and the authority of all persons signing documents examined by us, (ii) the authenticity of all documents examined by us that were submitted to us as originals, (iii) the conformity to authentic original documents of all documents examined by us that were submitted to us as certified, conformed or photostatic copies of original documents, and (iv) the identity and capacity of all individuals acting or purporting to act as public officials.
Based on the foregoing, we are of the opinion that the Shares, when issued as described in the Registration Statement, will be duly issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.
We do not express any opinion as to any laws other than the laws of the Province of British Columbia and the laws of Canada applicable therein.
We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein.

Yours truly,
/s/ McCarthy Tétrault LLP